Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies to Present at Innovation Forum Co-Hosted by ExxonMobil and Vodafone Global Enterprise

Focusing on Innovation and the Digital Transformation of Upstream Oil and Gas

Monroe Township, N.J., November 7, 2018 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, announced today that George H. Kirby, President and Chief Executive Officer of OPT, will present its products and services at a forum focused on Innovation and the Digital Transformation of Upstream Oil & Gas, co-hosted by ExxonMobil and Vodafone Global Enterprise on November 9, 2018 in the Petroleum Room at the Houston Petroleum Club. This event will focus on presentations and discussions on new technologies and ways of working that will accelerate the digital transformation of upstream oil and gas.

George H. Kirby commented, “We are delighted to have the opportunity to present to such an esteemed audience of industry executives and provide insights to the benefits of our PB3 PowerBuoyTM, hybrid PowerBuoyTM and subsea battery solutions to the oil and gas industry. We will be discussing how our products can meet the economic and environmental challenges facing the offshore oil and gas industry. The current price of oil has forced companies to adopt new technologies, capabilities, and ideas to drive down operating costs in a sustainable manner.”

Mr. Kirby’s presentation on applications for the PB3 PowerBuoyTM, hybrid PowerBuoyTM and subsea battery solutions comes on the heels of OPT’s recent offshore oil and gas contract awards with Eni and Premier Oil. This forum will feature a robust cross-section of executives from the offshore oil and gas industry, including major tier one operators, service companies, and other industry participants such as the Department of Defense, the Society of Petroleum Engineers, and academia.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy™ uses ocean waves to provide clean and reliable electric power and real-time data communications for remote offshore applications in markets such as oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Investor Relations Contact:

Michael Porter, President

Porter, LeVay & Rose

Email: ocean@plrinvest.com

Phone: 212-564-4700

Business Development Contact:

Matthew May

Vice President, Global Business Development

Email: mmay@oceanpowertech.com

Phone: 609-730-0400

Ocean Power Technologies, Inc.